Exhibit 10.30
James River Group, Inc.
1414 Raleigh Road, Suite 405, Chapel Hill, NC 27517

September 17, 2018

Mr. Terry McCafferty

Dear Terry:

The purpose of this letter (the “Agreement”) is to confirm our agreement as of the Effective Date (as hereinafter defined) with respect to the terms of your employment by James River Group, Inc. (the “Parent Company”) to serve as President and Chief Executive Officer of Parent Company subsidiaries Stonewood Insurance Company (“SIC”), Falls Lake Insurance Management Company, Inc. (“FLIMCO”), Falls Lake National Insurance Company (formerly Stonewood National Insurance Company), Falls Lake General Insurance Company, and Falls Lake Fire and Casualty Company (together, the “Companies”, and each individually a “Company”). In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:

1.EMPLOYMENT AND TERM. Effective as of October 15, 2018 (the “Effective Date”), the Companies each agrees to employ you (the “Executive”) as its President and Chief Executive Officer, and Executive hereby accepts such employment on the terms hereinafter set forth. The term of this Agreement shall commence as of the Effective Date and end on December 31, 2019, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional one year periods unless written notice to the contrary shall be given by the Parent Company or Executive to the other party not less than ninety (90) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term”.

2.	COMPENSATION.

(a)Salary. Executive shall be paid a base salary of not less than three hundred seventy-five thousand dollars ($375,000.00) per year, payable in periodic installments by FLIMCO in accordance with its normal payroll practices.

(b)Bonus and Long-Term Incentive Plan. For each fiscal year during the Term in which Executive is employed by the Company as of the last day of such fiscal year, Executive shall be eligible to receive a discretionary bonus (each, a “Bonus”) in an amount as the Board of Directors of James River Group Holdings, Ltd. ( “Holdings”) (other than Executive, if Executive is a member of such board), in its discretion, may determine based on Executive’s performance during such fiscal year, two thirds of which

Bonus shall be paid on or before March 15 of the subsequent fiscal year and one third of which shall be paid one year later. Executive's target cash bonus for each calendar year he is employed will be 100% of his base salary, provided that the determination of whether Executive will be awarded a cash bonus and the amount of the cash bonus will be determined by the Board of Directors of Holdings (the “Holdings Board”) in its discretion. In addition, Executive shall be eligible to participate in any long-term incentive plan of the Holdings Group (as defined below) (“LTIP”) in effect from time to time. For long term incentive equity grants, Executive will have a target equity grant equivalent in value to 100% of his base salary for each calendar year he is employed, provided that the determination of whether Executive will be awarded an LTIP equity award and the amount of the award will be determined by the Holdings Board in its discretion. Options to acquire common shares (the “Shares”) of Holdings (“Options”) will be valued using a Black Scholes valuation model, and restricted share units (“RSUs”) of Holdings will be valued based upon the closing price of Holdings’ publicly traded Shares on the day of the grant. Executive shall receive an initial equity grant of three hundred fifty-five thousand dollars ($355,000.00) at the November 2018 meeting of the Holdings Board, vesting over three years pro-rata. Executive shall receive a guaranteed bonus of one hundred-seventy-five thousand dollars ($175,000.00) payable by March 15, 2019. Executive shall receive an additional equity grant of two hundred twenty thousand dollars ($220,000.00) in February 2019, vesting over three years pro- rata. For the avoidance of doubt, the three hundred fifty-five thousand dollars ($355,000.00) and one hundred seventy-five thousand dollars ($175,000.00) and two hundred twenty thousand dollars ($220,000.00) payments described above will be in place of, not in addition to, the 100% target bonus and the 100% target equity grant, each of which will be applicable for the calendar year 2019 and will be determined by the Holdings Board in the first quarter of 2020.

(c)Vacation, Benefits. During the Term Executive shall also be entitled to participate in all employee benefit plans, and other fringe benefits generally available to executive employees of the Parent Company and its subsidiaries at the employer’s expense. Executive will be entitled to a total of 27 days of paid vacation per annum (not subject to carry over to subsequent years), which will be pro-rated for the first and last year of the Term;

(d)Expense Reimbursements. Executive will be entitled to business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Companies’ policies and procedures. FLIMCO will also reimburse Executive for documented reasonable moving expenses incurred in connection with his moving from the Chicago, IL area to the Raleigh, NC area (defined as being in Raleigh, NC or within 30 miles of Raleigh, NC). FLIMCO will also reimburse Executive for documented reasonable expenses incurred for twelve (12) months of travel between Chicago, Illinois and Raleigh, North Carolina and twelve (12) months of temporary housing in the Raleigh, NC area. The amount of expenses eligible for reimbursement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than the earlier of
(i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.

(e)Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required federal, state and local withholdings and deductions, and such deductions as Executive may instruct FLIMCO to take that are authorized by applicable law.

(f)Claw-Back. Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Holdings Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation (if any) shall be subject to any clawback, forfeiture, recoupment or similar requirement (“Clawback Rights”) as the Holdings Board may determine in its sole discretion is necessary or desirable to implement such law or policy. Holdings may only exercise Clawback Rights with respect to any bonus and other incentive compensation received during the three completed fiscal years immediately preceding the date on which Holdings is required to prepare an accounting restatement and, if applicable, any transition period resulting from a change in fiscal year within or immediately following the three completed fiscal years.

3.DUTIES. Executive shall report exclusively and directly to the Chief Executive Officer of the Parent Company (“CEO”), and to the Boards of Directors of the Companies (the “Companies Boards”).

Executive shall perform all duties normally associated with the position of President and Chief Executive Officer, and such other reasonable duties as may be assigned to him by the CEO, including without limitation overseeing subsidiaries of the Companies. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Parent Company and the Companies adopted by their respective boards of directors. Executive represents that he is able and willing to engage in routine business travel as is necessary to perform his duties as President and CEO and to further the Parent Company’s and the Companies’ business interests. Executive must relocate to the Raleigh, North Carolina area by September 2019 (the “Relocation Date”) as a condition of continued employment.

4.CONFIDENTIAL INFORMATION; PRIVILEGED INFORMATION AND NON-DISPARAGEMENT.

(a)	Executive will not at any time during the Term or thereafter:

(i)reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Companies, the Parent Company, Holdings, and any of Holdings’ other direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and all of the foregoing, the “Holdings Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Holdings Group; (2) all historical and pro forma actuarial data relating to the Holdings Group; (3) historical and pro forma financial results, revenue statements, and projections for the Holdings Group; (4) all information relating to the Holdings Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to SIC’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Holdings Group including their customers; and (9) any information about any shareholder of Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his position with the Companies. Section 4(a)(i) shall not apply to Executive following the termination of his employment with the Parent Company and the Companies with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or

(ii)reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Holdings Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Holdings Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Holdings Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Holdings Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with the Parent Company and the Companies with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

(b)	Notwithstanding any provision of this Agreement to the contrary, under 18
U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other policy of the Companies is intended to conflict with this statutory protection, and no director, officer, or member of management has the authority to impose any rule to the contrary.

(c)Executive will not at any time during the Term or thereafter make negative or disparaging remarks about the Holdings Group or their respective current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (“Holdings Protected Parties”). Executive will not provide information or issue statements regarding the Holdings Group or the Holdings Protected Parties, or take any other action, that would cause the Holdings Group or the Holdings Protected Parties embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude Executive from providing truthful testimony or statements in a legal or arbitration proceeding or pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.

5.	NON-COMPETITION.

(a)Executive acknowledges and agrees that as the Companies’ President and CEO (i) he will be responsible for and directly involved in developing goodwill and relationships for the benefit of the Companies with Agents, Customers, and Fronting/Program Business Relationships (all as defined below), including personal contact with Agents, Customers, and Fronting/Program Business Relationships, and supervising others who develop and maintain Agent, Customer, and Fronting/Program Business Relationship goodwill and relationships; (ii) he will be provided and have access to the Holdings Group’s Confidential Information and Privileged Information, and will be compensated for the development, and supervising the development, of the same;
(iii) he will be responsible for and directly involved in developing goodwill and relationships for the benefit of the Holdings Group with Fronting/Program Business Relationships; and (iv) he will have unique insight into and knowledge of the skills, talents and capabilities of the Companies’ key employees.

(b)Executive agrees that during his employment by the Parent Company and the Companies he will not compete against the Holdings Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business (as defined below) in the Territory (as defined below), or by engaging in any conduct described in clauses (b)(i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) below. Executive further agrees that after his employment by the Parent Company and the Companies ends, he will not during the Restricted Period (as defined below):

(i)be employed in any management, customer relationship or sales capacity by any insurance company that engages in Competitive Business in the Territory (as defined below) to provide services to or on behalf of such insurance company in the Territory that compete with the Companies’ products or services;

(ii)be employed in any management, customer relationship or sales capacity by any entity that was a Fronting/Program Business Relationship during the Final Year to provide services to or on behalf of such Fronting/Program Business Relationship in the Territory;

(iii)solicit any entity that was a Fronting/Program Business Relationship during the Final Year to produce, underwrite and/or administer insurance policies in the Territory on behalf of an insurance company that competes against any of the Companies or any Protected Holdings Group Company in the Territory;
(iv)solicit any Customer to buy any insurance products or services offered in the Territory by the Companies during the Final Year;

(v)solicit any Prospective Customer to buy any insurance products or services offered in the Territory by the Companies during the Final Year;

(vi)solicit any Agent doing business in the Territory (A) to assist any individual or entity who was a customer of the Companies during the Final Year to obtain any insurance products or services that compete with any insurance products and services offered by the Companies in the Territory, or (B) to make referrals on behalf of such customers with respect to such insurance products or services that compete with any insurance products and services offered by the Companies in the Territory;

(vii)induce or persuade any Agent, Customer or Fronting/Program Business Relationship not to do business with, or to switch business from, or reduce business with, the Companies or any Protected Holdings Group Company; or

(viii)solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Companies or to engage in a Competitive Business.

(c)For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)“Agent” shall mean any insurance agent, insurance broker, wholesale agent, general agent, or other person (A) who acted on behalf of any customer of the Companies to obtain insurance from the Companies, or who referred any insurance business to the Companies, during the Final Year, and (B) with respect to which either Executive had (I) Confidential Information or Privileged Information or (II) account responsibility either directly or through managing employees with such account responsibility.

(ii)“Competitive Business” shall mean the insurance business of acquiring, holding, and/or underwriting (A) individual risk workers’ compensation insurance, or (B) other specialty admitted fronting/program insurance business.

(iii)“Customer” shall mean any of the customers of the Companies who purchased insurance products that were in effect in the Final Year from, or were provided services in the Final Year by, the Companies, and with respect to which Executive had relationship responsibilities or direct contact, or access to Confidential Information or Privileged Information relating to the customer.

(iv)“Final Year” means the twelve-month period immediately preceding Executive’s last day of employment with the Parent Company and the Companies.

(v)“Fronting/Program Business Relationship” means a general managing agent or program administrator that has a contractual relationship with any of the Companies or any Protected Holdings Group Company to produce, underwrite and/or administer insurance policies on behalf of such company.

(vi)	“Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Companies under Executive’s direct or indirect management authority during the Final Year.

(vii)“Prospective Customer” shall mean any potential customer of the Companies who was actually engaged in discussions with any of the Companies during the Final Year (either directly or through an Agent) to purchase insurance products or services from the Companies, and Executive was actively involved in such discussions, provided, however, a Prospective Customer does not include any such potential customer that decided to discontinue discussions with the Companies, and notified the Companies of that decision, before Executive’s last day of employment.

(viii)“Protected Holdings Group Company” shall mean any Holdings Group insurance company (other than the Companies) that: (A) was a party to a contractual relationship with a Fronting/Program Business Relationship in effect in the Final Year; and (B) Executive was involved in obtaining such contractual relationship with such Holdings Group company.

(ix)“Restricted Period” shall mean eighteen (18) months, except that in the event of “Company Non-Renewal Termination” (as defined herein), “Restricted Period shall mean twelve (12) months.

(x)“Territory” shall mean, (A) with respect to clauses (b)(i), (iv), (v) and (vi) above, each and every state or other United States jurisdiction (“State(s)”) where any of the Companies is authorized to underwrite, and was actually engaged in underwriting during the Final Year, individual risk workers’ compensation insurance or other specialty admitted fronting/program insurance business; and (B) with respect to clauses (b)(ii) and (iii) above, each and every State where any of the Companies or a Protected Holdings Group Company is authorized to underwrite insurance, and was actually engaged in underwriting insurance through a Fronting/Program Business Relationship during the Final Year.

(d)The restrictions contained in this Section 5 shall not prevent: (i) the ownership by Executive of not more than three percent (3%) of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market; or (ii) after Executive’s employment by the Parent Company and the Companies ends, Executive’s being employed by a subsidiary or division of an insurance company that engages in Competitive Business as long as both (A) such subsidiary or division does not engage in Competitive Business in the Territory, and (B) Executive does not provide services to or assist the subsidiaries or divisions of such company that engage in Competitive Business in the Territory.

6.TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:

(a)Termination for Cause. The Parent Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any entity in the Holdings Group; (v) Executive willfully and/or knowingly breached this Agreement in any material respect or willfully violated the Parent Company’s or the Companies’ written policies which have been provided to him; (vi) Executive willfully failed or refused to follow the lawful instructions of the CEO or any of the Companies’ Boards that are consistent with this Agreement (“Insubordination”); or (vii) Executive fails to relocate to the Raleigh, NC area by the Relocation Date. In the event that the Parent Company provides written notice of termination for Cause pursuant to Section 6(a)(ii) or (vi), Executive shall be entitled to cure any alleged neglect of his duties or Insubordination, to the extent curable, within thirty (30) days of receiving written notice from the Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder or engaged in Insubordination. If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all equity awards, whether vested or unvested at that time, shall be immediately forfeited and canceled effective as of the date of such termination.

(b)Company Termination Without Cause. The Parent Company may terminate Executive at any time without Cause, with or without prior notice. If (i) the Parent Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a timely Non-Renewal Notice, (ii) Executive continues in employment with the Parent Company through the last day of the Term and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).

(c)Termination by Executive for Good Reason. Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c). “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

(i)A material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than

(i)	the Parent Company’s CEO or Board of Directors, or (y) the Companies’ Boards;

(i)	A diminution in Executive’s Base Salary; or

(ii)Any action or inaction by the Parent Company or the Companies which constitutes a material breach of the terms of this Agreement;

and, in each case, the failure by the Parent Company or the Companies, as applicable, to cure such condition within the thirty (30) day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice to the Parent Company and the Companies within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Parent Company or the Companies, as applicable, fails to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.

(d)Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon his death. The Parent Company may terminate
Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Executive (“Disability Plan”). If Executive is unable to perform his responsibilities, by reason of any accident, illness, or mental, or physical impairment, for a period that is reasonably anticipated by the Parent Company to be longer than the waiting period in the Disability Plan, then, at the Parent Company’s request, Executive shall promptly apply for such income replacement benefits.

(e)Expiration of Term. If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Parent Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Parent Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (“Executive Non- Renewal Termination”).

7.	COMPENSATION AND BENEFITS UPON TERMINATION.

(a)If, during the Term, the Parent Company terminates Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good

Reason, then:
(i)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), FLIMCO shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);

(ii)within forty-five (45) days following the Termination Date, FLIMCO shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date;

(iii)subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any stock option or other equity award that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Parent Company within forty five (45) days after the Termination Date (the “Release Expiration Date”), which release has not been revoked, Executive is entitled to receive:

(A)In the event of a termination without Cause or for Good Reason (I) before or 12 months or more after a Change in Control (as defined in Section 7(d)), an amount equal to Executive's base salary for a period of eighteen (18) months after the Termination Date, or (II) within twelve (12) months after a Change in Control, an amount equal to Executive's base salary for a period of thirty (30) months after the Termination Date, or (B) in the event of a Company Non-Renewal Termination, an amount equal to Executive's base salary for a period of twelve (12) months after the Termination Date, which, in any case shall be paid in periodic installments in accordance with FLIMCO's normal payroll practices in effect as of the Termination Date commencing on the first payroll cycle which is at least ten (10) business days after the 45th day after the Termination Date;

(B)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at FLIMCO’s expense for the period of eighteen (18) after the Termination Date (for a termination without Cause or for Good Reason) or the period of twelve (12) months after the Termination Date (for a Company Non-Renewal Termination), provided, however if post-employment coverage is not authorized under such health insurance plan, then FLIMCO will pay Executive the premium cost for health insurance coverage that FLIMCO would have paid if Executive had continued being a participant in such health insurance plan during the applicable 12 month or 18 month period; and

(C)any unpaid discretionary bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date for Parent Company bonuses for such preceding fiscal year.

(iv)In the event that Executive fails to execute the Release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to Section 7(a)(iii). Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the Termination Date, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the Termination Date.

(b)If Executive’s employment is terminated as a result of death or by the Parent Company for Cause or because of Disability, or if a termination of employment occurs pursuant to Section 6(e) as a result of Executive’s delivering a timely Non- Renewal Notice:

(i)within ten (10) days following the Termination Date, FLIMCO shall pay to Executive the Accrued Obligations; and

(ii)within forty-five (45) days following the Termination Date, FLIMCO shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.

(c)Except for payments provided under Sections 7(a)(i), 7(a)(ii), and 7(b), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iii) to FLIMCO if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the Parent Company, the Companies and the Holdings Group shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.

(d)	For purposes of this Agreement, “Termination Date” means the date of
Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). For purposes of this Agreement, “Change in Control” means (and, for purposes of this definition only, capitalized terms have the meaning defined in the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended) the first to occur of the following events:

i.
the purchase or other acquisition (other than from Holdings), in a single transaction or series of related transactions, by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, Holdings or its subsidiaries or any employee benefit plan of Holdings or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding Shares or the combined voting power of Holdings’ then-outstanding voting securities entitled to vote generally in the election of directors;

ii.
consummation of a reorganization, merger, amalgamation or consolidation involving Holdings, in each case with respect to which persons who were the shareholders of Holdings immediately prior to such reorganization, merger, amalgamation or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated or consolidated corporation’s then- outstanding voting securities; or

iii.
a liquidation or dissolution of Holdings, or the sale of all or substantially all of the assets of Holdings; provided, however, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code.

(e)Executive’s rights with respect to the vesting and exercise after the Termination Date, of any stock option or vesting of any other equity award shall be governed by any applicable award agreement and the James River Group Holdings, Ltd. Long-Term Incentive Plan, as amended.

8. 409A COMPLIANCE. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under Holdings’ specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the six- month anniversary of the Termination Date. Each payroll period payment described in Section 7(a)(iii)(A) shall be treated as a separate payment for purposes of Section 409A.

9.UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Parent Company, the Companies and/or any entity in the Holdings Group, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Holdings Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Holdings Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees would be useful to competitors for more than eighteen (18) months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.

11.NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above (for the Parent Company) or to the address listed in the Parent Company’s records (for Executive), or to such other address as such party may designate by notice in writing given in the manner provided herein.

12.SECTION HEADINGS. The section heading in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

13.ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS. This Agreement constitutes the entire agreement and understanding among Executive, the Parent Company and the Companies with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Parent Company and the Companies. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive and by an officer of the Parent Company specifically authorized by its Board of Directors (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

14.PARTIAL INVALIDITY. The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of North Carolina, without regard to the principles of conflicts of law which might otherwise apply.

16.ASSIGNABILITY. This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parent Company and its successors (including without limitation any successor to the Parent Company’s business as the result of a merger or consolidation of the Parent Company, whether or not the Parent Company survives such merger or consolidation) and assigns. Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Parent Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Parent Company” for purposes hereof.

17.	DISPUTE RESOLUTION.

(a)Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Raleigh, North Carolina; provided, however, that either party may seek temporary or preliminary injunctive relief with respect to appropriate matters (including, without limitation, enforcement of Sections 4 and 5 above) from a court in aid of arbitration. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.

(b)Procedure. Such Arbitration may be initiated by written notice from either the Parent Company or Executive to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.

(c)Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a state court or federal court located in Raleigh, North Carolina, provided that, with respect to an action brought in North Carolina, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Parent Company, the Companies and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.

(d)Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

18.COOPERATION. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company's or its Affiliates' current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occmTing during Executive's employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occull'ing following termination of Executive's employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive's business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than 40 hours of his time per year with respect to this Section 18, except that such 40 hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to me.

Very truly yours,

James River Group Inc.

By: ___/s/ Robert P. Myron__________
Name: Robert P. Myron
Title: President and Chief Executive Officer

Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO THIS 24th DAY OF September, 2018

Stonewood Insurance Company

By: ____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman

Falls Lake Insurance Management Company, Inc.

By: ____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman

Falls Lake National Insurance Company

By: ____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman

Falls Lake General Insurance Company

By: ____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman

Falls Lake Fire and Casualty Company

By: ____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman

________/s/ Terry McCafferty_________
Terry McCafferty

James River Group, Inc.
1414 Raleigh Road, Suite 405,
Chapel Hill, NC 27517

October 12, 2018
Mr. Terry McCafferty

Dear Terry:
This letter is to confirm that the Effective Date of your employment, as set forth in the Employment Agreement dated September 17, 2018, has been changed from October 15, 2018 to October 22, 2018. Please confirm your agreement with the foregoing by signing and returning a copy of this letter.
Very truly yours,
James River Group, Inc.

By: _____/s/ Robert P. Myron__________
Name: Robert P. Myron
Title:     Chairman and Chief Executive Officer

Confirmed and Agreed:

_________/s/ Terry McCafferty_______
Terry McCafferty